Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-8  (File Nos. 333-197800, 333-203081, 333-210214 and 333-216503)  and Form S-3ASR (File No. 333-218690 )  of Loxo Oncology, Inc. of our report dated March 6, 2017 on our audits of the financial statements of Loxo Oncology, Inc. as of December 31, 2016 and for the years ended December 31, 2016 and 2015, which report is included in the Annual Report on Form 10-K of Loxo Oncology, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP
Roseland, New Jersey
February 28, 2018